Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107403, 33-55635, 333-43734, 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165, 33-35944, 333-95863, 333-95855, and 333-100618 of our reports dated April 25, 2006, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the presentation of the Company’s consolidated statements of cash flows described in Note 1), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc., for the year ended February 25, 2006.

Deloitte and Touche LLP

Minneapolis, Minnesota

April 25, 2006